Exhibit 99.1

Quotient Limited Announces Departure of

Chief Operating Officer

JERSEY, Channel Islands, 22 December 2020 (GLOBE NEWSWIRE) — Quotient Limited (NASDAQ:QTNT), a commercial-stage diagnostics company (the Company), today announced that on December 21, 2020, Ed Farrell delivered a notice of resignation from his position as the Company’s Chief Operating Officer. Under Mr. Farrell’s employment agreement, unless the Company elects otherwise, the resignation will take effect 12 months after the notice was given. Mr. Farrell stated that his resignation was due to personal reasons.

Franz Walt, the Company’s Chief Executive Officer, commented, “Ed has made a significant contribution to Quotient over the past seven years. We thank him for his collaboration and wish him every success in his future endeavors.”

Mr. Walt added that Quotient will not seek to replace Mr. Farrell and Mr. Farrell’s direct reports instead will report directly to Mr. Walt. “We will miss Ed, but we have complete confidence that we continue to have the personnel and resources needed to advance and bring our innovative MosaiQ technology to market as planned,” said Mr. Walt.

About Quotient Limited

Building on over 30 years of experience in transfusion diagnostics, Quotient is a commercial-stage diagnostics company committed to delivering solutions that reshape the way diagnostics is practiced. MosaiQ, Quotient’s proprietary multiplex microarray technology, offers the world’s first fully automated, consolidated testing platform, allowing for multiple tests across different modalities. MosaiQ is designed to be a game-changing solution, which Quotient believes will increase efficiencies, improve clinical practice, deliver significant workflow improvements, and operational cost savings to laboratories around the world. In response to the global effort to combat COVID-19, Quotient developed the MosaiQ COVID-19 Antibody Microarray which is CE marked and has received the U.S. FDA Emergency Use Authorization. Quotient’s operations are based in Eysins, Switzerland, Edinburgh, Scotland and Newtown, Pennsylvania.

The Quotient logo and MosaiQ™ are registered trademarks or trademarks of Quotient Limited and its subsidiaries in various jurisdictions.

Contact: Peter Buhler, Chief Financial Officer, IR@quotientbd.com; +41 22 545 52 26

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